Exhibit 99.1

Advocat Inc.

Conference Call – Third Quarter 2011 Results

November 8, 2011

Operator:

Good Morning and welcome to the Advocat Third Quarter Conference Call. Today’s call is being recorded.

I would like to remind everyone that in addition to historical information, certain comments made during this conference call will be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and these statements involve risks and uncertainties that may cause actual events, results, and/or performance to differ materially from those indicated by such statements. You are encouraged to review the risk factors and Forward-Looking Statements disclosures the Company has provided in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, as well as in its other public filings with the Securities and Exchange Commission.

During today’s call, references may be made to non-GAAP financial measures. Investors are encouraged to review those non-GAAP financial measures and the reconciliation of those measures to the comparable GAAP results in our press release furnished under Form 8-K.

I would now like to turn the call over to Kelly Gill, the President and Chief Executive Officer.

Kelly Gill:

Good Morning. Thank you Karen and thanks to all of you for joining our call today.

As noted in our press release and 10Q filed yesterday, our quarterly results were led by tremendous growth in our Medicare and managed care census. Our results reflect the investments we are making in our strategic operating initiatives. We also announced the quarterly dividend for the fourth quarter of 2011.

During the quarter, we saw significant improvement in several key performance measurements compared to last year: Most notably, our Medicare and managed care average daily census increased 12.2% to 660 patients, or 15.9% of total census, and our Medicare average rate per day increased by 22.0%.

The third quarter included expense increases of $1.4 million related to our strategic growth initiatives. These investments are driving the increase in skilled mix this quarter, and we expect to see the benefits continue to build over the course of several months and years ahead.

Our release also announced my promotion to CEO of Advocat and appointment to the board of directors, replacing Will Council, who resigned at the end of September. I’d like to publicly thank Will for his contributions to Advocat over the last ten years, and we look forward to his continued success.

I am honored to take on these new responsibilities. In my former role of COO of the company, I have participated in every phase of the development of the strategic plan which led to the Company’s success in growing skilled revenues and operating performance, and I will work hard to ensure we execute on the plan to continue that growth.

At this point, Glynn Riddle, our Chief Financial Officer, will review the quarterly financial results.

Glynn Riddle:

Thank you, Kelly.

We issued a press release yesterday covering the 2011 third quarter results, and filed our Quarterly Report on Form 10-Q.

Significant operating and financial metrics for continuing operations of Advocat for the third quarter of 2011 compared to the same quarter last year include:

Revenue increased by 10.5% to $80.6 million compared to $73.0 million.

Average daily skilled census, including Medicare and managed care, increased 12.2%.

Our average Medicare rate was 22.0% higher, primarily as a result of the inflation increase, higher acuity patients and other Medicare changes effective October 1st, 2010.

As a percentage of revenue, operating costs continued to decrease to 76.7% of revenue in 2011 from 80.2% in 2010. Our expenses include an increase of $1.4 million in investment spending. These amounts include approximately $600,000 in nursing center staffing costs to improve our ability to market to and care for high acuity patients and $800,000 in administrative costs for training and implementation of electronic medical records and additional administrative costs as we implemented our strategic plan. As evidenced by the decrease in operating expense as a percentage of revenue, we have already experienced improvements in skilled mix and operating margins. We believe the continued development of these initiatives will assist us in mitigating the Medicare rate cuts that went into effect October 1, 2011.

We saw an increase of $1.2 million in therapy staffing to support the higher skilled mix resulting from our 12.2% increase in Medicare and managed care average daily census.

General and administrative expenses, excluding non- recurring charges, were $5.9 million in 2011 compared to $5.0 million in 2010. As noted earlier, costs of our strategic initiatives accounted for approximately $800,000 of the increase in administrative costs. Non-recurring charges consisted of $1.3 million in separation costs related to our former CEO.

The Company’s cash expenditures for self-insured professional liability costs from continuing operations were $6,733,000 and $3,512,000 for the nine months ended September 30, 2011 and 2010, respectively. As noted in our press release and 10-Q, the Company has settled fourteen professional liability lawsuits since the end of the second quarter, including some settlements that will be paid in future periods. In the third quarter of 2011, we evaluated our accrual for professional liability claims, giving consideration to settlements since June 30, 2011, and other factors affecting our remaining professional and general liability claims, including new lawsuits filed, lawsuits resolved, and the expected frequency and severity of claims during 2011 and prior periods. As a result of this evaluation, we recorded professional liability expense of $4.6 million in the third quarter.

Next I will discuss

Funds Provided by Operations:

We believe this is a valuable metric in gauging the Company’s performance. Funds provided by Operations totaled $2.5 million for 2011, or $0.43 per diluted common share, compared to $3.3 million or $0.57 per diluted common share for 2010. This decrease is due primarily to higher payments for professional liability claims and separation costs, offset by lower current income tax expenses.

The computation of Funds provided by operations, including per-share amounts, is summarized in our press release.

At this time, I will turn the call back to Kelly.

Kelly Gill:

Thanks Glynn.

Now I’d like to provide an update on our operating initiatives which are designed to accomplish our strategic goals. First and foremost, our focus is to continually strive to improve our patient clinical care capabilities and to likewise drive sustained revenue growth and profitability through offering enhanced high acuity services.

However, to better frame my comments about our growth initiatives in the future, I’ll first address the Medicare reimbursement reduction that began in October of this year. While the announced industry-wide average cut is approximately 11.1%, we currently project we will see a reduction of approximately 10.4%, slightly better than the CMS announced number. That translates to a reduction of approximately $10 million of revenue.

I can point to several factors that we believe give us an opportunity to lessen the impact of the cut.

First of all, our Medicare average daily rate has increased over the last few quarters because of our focus on attracting short term Medicare patients in need of more acute nursing and rehab services. For example, our rate increased approximately 22% this year which was considerably larger than the CMS rate increase in October 2010.

CMS has said it expects Medicare rates for nursing facility providers to be approximately 3.4% higher in fiscal year 2012 compared to fiscal year 2010. However, we currently project our fiscal year 2012 rate to be approximately 9.3% higher than fiscal year 2010. The reason our projected increase is higher than the CMS estimate is because of the increased acuity levels of our patients during the comparison period. While we have successfully increased the volume of nursing and rehabilitation patients which require more intensive and complex care, we believe that our strategic initiatives will continue to drive growth in the amount patients seeking such services in our facilities, thus generating higher revenues per patient served. Therefore, we anticipate this growth trend will help to offset the revenue impact of the rate decrease. In addition, during the last two years we have invested capital and incurred expenses, some of which will be reduced or completed by the end of this year, thereby contributing to our bottom line.

Another factor worthy of note is that the majority of the Medicare rate decreases are concentrated on the RUG codes for rehabilitation services, while the reimbursement of nursing RUG services are not similarly reduced, and in many cases, have been increased. As we’ve reported in previous public filings, we have invested in adding registered nurses to our facility clinical care teams and these plans have been largely carried out. For these reasons, we believe we are uniquely well positioned to take advantage of the improved reimbursement of high acuity nursing services, and which likewise, will help us grow our Medicare census even further.

My focus so far has been on the rate change component of the CMS rule. There are also changes that will impact the provision of therapy services. In particular, group therapy changes will result in one of two things happening—both financially negative. Therapy providers must choose between continuing the utilization of group therapy, but reducing the number of minutes that qualify a patient for a particular RUG level, or stop providing group therapy and provide individual therapy instead; in the case of the former, revenue will decline – in the latter, costs will increase. In anticipation of this rule change, we have not utilized group therapy in a major way with only 4% of our therapy services performed in a group setting. Thus we do not expect as material of an impact as may be felt elsewhere in the industry. We estimate this rule change will have a negative impact of approximately $800,000 to our net operating income.

CMS also imposed changes in the therapy assessment process, the impact of which are difficult to analyze. However, we expect to see a reduction in revenue in the range of roughly $800,000 from these changes. We are exploring a means of mitigating the impact of this rule change to the extent possible without affecting the high quality of our rehab services.

Finally, we constantly evaluate cost savings opportunities. We have identified potential annual cost savings of approximately $2 million to this point. We have negotiated substantial cost savings from many of our vendors and other service providers. Cost management is an ongoing effort for us, and we will continue to search for additional cost savings opportunities so long as it does not affect our ability to provide the highest level of care for our patients.

Now, I’d like to provide a more specific update on our strategic operating initiatives. Fundamentally, our goals are to improve our high acuity patient care capabilities, grow our skilled mix and occupancy and, thus, improve the financial return to our shareholders. The four focus areas include: (1) additional skilled nursing and rehabilitation personnel; (2) intensify sales and marketing efforts; (3) completion of our EMR deployment; and, (4) the acceleration of facility renovations. Our short-term patients often require a higher level of care and often 24 hour monitoring and assistance. As a result, we are adding 24-hour registered nursing coverage to most of our facilities and enhancing the number of therapists and available gym space. Because of the complexity of care, we receive higher reimbursement and fees for these sub-acute services. Despite the recently announced reductions in RUG based reimbursement, our nursing centers are a cost-effective alternative to extended hospitalization. We believe we continue to provide a strong value to our community health systems and managed care payers.

Turning to our marketing operations, we have realized growth in patient referrals from hospital discharge planners, physicians and managed care providers alike. In the third quarter, our marketing efforts increased Medicare advantage and managed care patients by 73% compared to last year. We are pleased that we have been able to significantly increase the volume of services we provide to managed care organizations and we believe that our high quality sub-acute care services will continue to be attractive to these organizations. As such, this opportunity will continue to receive a high level of focus in our strategy plans.

As I have previously referenced, to date we have implemented our full electronic medical record system in approximately three-fourths of our nursing centers and expect to complete the remainder of the facilities by year end. As a result of this aggressive installation schedule, we expect to incur training expenses related to this implementation of between $1.6 and $1.7 million dollars and capital expenditures of approximately $3.5 million. We have already experienced operational improvements through automation of record keeping and improvement in clinical records quality and we are proud to be an industry leader in this regard.

Now I’d like to turn to our initiatives to accelerate facility renovations. Historically, we have seen tremendous financial returns as a result of our facility renovation program. This accelerated plan will allow us to begin to see the benefits of more modern centers sooner and is consistent with our other strategic initiatives designed to make our centers the premier choice in their markets. We have moved forward with these plans and have begun deploying the capital on three leased projects and another at an owned facility. These projects are expected to be completed over the next four to five months. I’m pleased with the success we’ve seen in this area so far and we believe that continuing facility renovations will still be important to our growth and success into the future.

Finally, we have previously reported on our activities to construct a new state-of-the-art 90 bed skilled nursing center in Culloden, West Virginia. The construction of this facility is nearing its completion and we anticipate it will open in December 2011 on a limited basis while we seek the appropriate Medicare and Medicaid Certifications. Pre-opening activities are underway with the Nursing Facility Administrator and Regional team identifying potential patients and preparing for the facility opening. We will initially lease the nursing center from the developer but have an option to purchase the center beginning at the end of the first year of the initial term of the lease and continuing through the fifth year for a purchase price ranging from 110% to 120% of the total project cost.

To close the presentation:

We are particularly pleased with the increases in Medicare and managed care census.

Our strategic investments continue to provide increased returns.

Even with the large expenditures, we are achieving positive financial performance. Despite the significant rate cut, we are in a strong position to continue to grow our business.

At this point, I would ask Karen to open the call up for questions.

Question:

Professional liability. Of the uptick that you guys saw in the quarter, you know, you guys said you went back and re-evaluated some cases. What are we looking at going forward, I mean, that number seems to bounce around a lot. In the prior quarters it was $1 million, $1.5 million, you know, how should we model that going forward?

Answer:

You’re right Joe. It’s a very lumpy sort of number from a cash flow standpoint. Typically what we see in terms of cash outlay for our self-insured professional liability is in the $5 to $6 million range per year with about another $1 million or so of insurance premiums on top of that. It’s not typical for us to settle 14 cases in a short timeframe. The last time we did that was in 2008 when we settled about 8 cases at once for $5 million, but what our policy is, is to settle the cases and resolve the issues as they arise in the best interest of the shareholders, even if it means there’s significant variations in cash from quarter to quarter. Looking forward Joe, just based on the settlement that we made and the structure that we entered into, I’m guessing that our professional liability cash outlay next year for the self-insured risk will be in more in the $7 million range as we take care of these structured settlements with another $1 million of insurance costs on top of that.

Question:

I’m just wondering what are you guys doing to mitigate some of this professional liability?

Answer:

Well you know, there’s really been no fundamental changes in the, in the business. The main thing we have done in the short run, not in the short run, but the main thing we have done over the last 18 months or so is this EMR implementation. We still believe strongly that the EMR will provide strong long-term benefits in defending the cases and as always we will continue to defend ourselves vigorously in these matters.

After Questions

That concludes our call today. We appreciate having the opportunity to communicate with our shareholders and look forward to reporting the progress of our company.